TRANSITION AGREEMENT

This Transition Agreement (“Transition Agreement”) is entered into by and between Aditya P. Mohanty (“Executive”) and BioTime, Inc. (the “Company”) and confirms the agreement that has been reached with Executive in connection with Executive’s separation from the Company.

1. Termination of Employment. Executive’s separation shall be effective as of September 17, 2018 (the “Separation Date”) and as of such date Executive shall cease to be employed by the Company and by each and every subsidiary of the Company in any capacity. This Agreement constitutes Executive’s resignation on the Separation Date as an employee, officer, and/or director of, and from any other title or position with, the Company and each of the Company’s subsidiaries. Executive will serve or remain on the boards of directors of the Company’s subsidiaries and affiliates, as the Company representative, but agrees to resign from those boards at the request of Company. Executive further agrees to execute promptly upon request by the Company any additional documents necessary to effectuate the provisions of this Section 1. It is agreed that Executive’s separation constitutes a transition mutually agreed between the parties and this Agreement supersedes the Employment Agreement, dated December 29, 2014, as amended November 24, 2015, between the parties (the “Employment Agreement”). Any capitalized terms not defined in this Transition Agreement shall have the meaning ascribed to such terms in the Employment Agreement.

2. Transition Agreement Payments and Benefits. Provided that Executive (i) executes this Transition Agreement not later than the twenty-first day after it is furnished to him (and not earlier than the Separation Date), (ii) does not exercise the right of revocation set forth in Section 12, and (iii) otherwise complies in all material respects with all of the terms and conditions of this Transition Agreement, the Company shall pay or provide Executive with the following:

(a) Executive will receive the amount of One Hundred Fifty-Two Thousand Six Hundred dollars ($152,600), which represents Executive’s Base Salary through December 31, 2018, to be paid in a lump sum as soon as practical after the expiration of the revocation period described in Section 12. Normal and customary payroll withholdings and deductions shall be made from such payment, and the amount will be reported for tax purposes as required by law. In connection with this payment, the Company shall issue a Form W-2 in the regular course of business.

(b) Executive will be available as a consultant to render reasonable services to Company through December 31, 2018, at reasonable times and for reasonable durations mutually agreed between Executive and Company, which will not preclude him from taking other employment. From January 1, 2019 and for so long as Executive serves as a member of the board of directors of at least one of the Company’s subsidiaries or affiliates, Executive will be a consultant of Company.

(c) Executive will receive an Annual Bonus for the 2018 fiscal year, at the same rate and at the same time as if he were an active employee for the entirety of 2018. Normal and customary payroll withholdings and deductions shall be made from such payment, and the amount will be reported for tax purposes as required by law. In connection with this payment, the Company shall issue a Form W-2 in the regular course of business.

(d) Executive will receive the compensation due under the Executive Compensation approved by the Board of Directors of the Company on May 24, 2018, including: 175,000 Restricted Stock Units vesting according to the following conditions:

●	25% will vest if BioTime receives a notice of Renevia CE mark approval;
●	25% will vest if AgeX attains trading as a public company or other AgeX transformative transaction occurs;
●	25% will vest if OpRegen interim functional data is obtained from at least five patients;
●	25% will vest if the OpRegen interim functional data is recognized by certain industry thought leaders as an early indication of treatment effect.

(d) Provided Executive is eligible for and timely elects continuation of group health benefits for himself (and, if applicable his eligible dependents) under Section 4980B of the Internal Revenue Code, or any other comparable federal, state or local law (“COBRA”), for each month that such coverage is in effect, except as otherwise provided below, up to a maximum of twelve (12) months, the Company will pay Executive an amount calculated so that the net amount of such payment, after all required withholding, is equal to the monthly premium associated with such continuation of benefits, and the net amount of such payment shall be withheld and applied to Executive’s premium. Such payments shall be terminated as of the end of the month in which Executive’s COBRA coverage terminates for any reason permitted by COBRA, and shall not apply to the COBRA coverage of any of Executive’s dependents who incur a second qualifying event during the period of Executive’s coverage.

(e) Notwithstanding any contrary provision in any of the Company’s equity plans, or any equity grant agreement, any of Executive’s outstanding equity grants, including options and restricted stock units shall continue to vest at least through January 1, 2019, and will continue to vest beyond January 1, 2019 so long as Executive continues to provide service to the Company, including serving as a consultant or as a member of the board of directors of Asterias or OncoCyte.

(f) Notwithstanding any contrary provision in any of the Company’s equity plans, or any equity grant agreement, any of Executive’s outstanding stock options that are vested but unexercised on the later of the Separation Date (or that vest on the date the revocation period expires as provided in Section 2(e)) or the date on which Executive ceases to provide service to Company, may be exercised at any time within twelve (12) months of the last day Executive provides service to the Company. In no event shall the date be extended beyond the original date of the option contract under which the option was granted.

3. Accrued Benefits.

(a) Whether or not Executive chooses to sign this Transition Agreement, Executive will be entitled to receive the following Accrued Benefits as defined in Section 6(a)(i) of the Employment Agreement:

(i) Unpaid Base Salary accrued up to the Separation Date;

(ii) A lump-sum payment, less applicable withholdings and deductions, that represents the value of Executive’s accrued unused vacation, if any;

(iii) Vested benefits under any Company retirement, deferred compensation plan or equity plan; and

(iv) COBRA coverage continuation rights under any Company health care plan, in accordance with the terms of such plans and applicable law.

(b) Executive will also be entitled to any rights to contribution, advancement of expenses, defense or indemnification Executive may have under the Company’s Articles of Incorporation or Bylaws, as applicable, or as provided under applicable law; provided, however, that the foregoing shall not provide for any right to indemnification or advancement for any expenses or liabilities incurred by Executive, including, but not limited to any attorneys’ fees, amounts paid in settlement and any related costs, arising out of or resulting from any litigation matters settled or otherwise resolved by Executive without the Company’s consent.

4. No Other Payments or Benefits. Executive acknowledges and agrees that, other than the payments and benefits expressly set forth in this Transition Agreement, Executive has received all compensation to which Executive is entitled from the Company, and Executive is not entitled to any other payments or benefits from the Company. Other than as set forth in this Transition Agreement, after the Separation Date, Executive shall not receive any base salary, annual bonus, short term or long-term incentive award, welfare, retirement, perquisite, fringe benefit or other benefit plan coverage or coverage under any other practice, policy or program as may be in effect from time to time, applying to senior officers or other employees of the Company.

5. Agreement Not To Solicit Employees. Executive hereby reaffirms that, pursuant to the first sentence of Section 4 of the Employment Agreement, until the first anniversary of the Separation Date, Executive shall not, for himself or any third party, directly or indirectly, employ or solicit for employment or recommend for employment any person employed by the Company or any Related Company. The first sentence of Section 4 of the Employment Agreement is hereby incorporated into this Transition Agreement by this reference, so that a breach by Executive of said Section 4 shall also constitute a breach of this Transition Agreement. For avoidance of doubt, Executive’s obligation not to compete with the Company pursuant to the second sentence of Section 4 of the Employment Agreement shall terminate on the Separation Date.

6. Non-Disparagement. Executive agrees that Executive will not, and will not encourage or induce others to, make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning any of the Company, its subsidiaries, affiliates or shareholders or any of their respective past, present or future directors, officers, employees, agents, shareholders or members or any of their respective successors and assigns (collectively, the “Company Entities and Persons”). The Company may, at its option, issue an internal and an external announcement regarding Executive’s termination stating that Executive has separated from employment with the Company for personal reasons. If the Company receives any external inquiry regarding Executive’s employment history at the Company, the Company will respond to the inquiry by providing Executive’s dates of employment, Executive’s job title and that Executive separated for personal reasons. Nothing in this Transition Agreement is intended to or shall prevent any person from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Executive agrees that Executive will notify the Company in writing as promptly as practicable after receiving any request for testimony or information in response to a subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, regarding the anticipated testimony or information to be provided and at least ten (10) days prior to providing such testimony or information (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

7. Cooperation. Beginning on the Separation Date and for twelve (12) months thereafter, Executive agrees that Executive will reasonably cooperate with and assist the Company, its subsidiaries and affiliates, and any of their respective officers, directors, shareholders or employees: (A) concerning requests for information about the business of the Company or its subsidiaries or affiliates or Executive’s involvement and participation therein (including but not limited to requests and subpoenas to provide information or testimony); (B) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Executive were employed by the Company; and (C) with respect to transition and succession matters. Executive’s cooperation shall include, but not be limited to (taking into account Executive’s personal and professional obligations, including those to any new employer or entity to which Executive provide services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. Executive shall be entitled to reimbursement from the Company, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which Executive may incur on such matters at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.

8. Company Property; Certain Transition Matters; Confidentiality.

(a) On or prior to the Separation Date, Executive will return to the Company and all Related Companies all equipment and other property belonging to the Company and Related Companies, and all originals and copies or Confidential Information (in any and all media and formats, and including any document or other item containing Confidential Information) in Executive’s possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Executive’s possession or control: (i) lists and sources of customers; (ii) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, or other arrangement with any third party; (iii) reports, job or laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of the Company and any Related Companies; and (iv) any and all inventions or intellectual property developed by Executive during the course of employment.

(b) From and after the Separation Date, Executive will not represent (or purport to represent) the Company or any of its affiliates in any capacity to any person or entity, or enter into (or purport to enter into) any transactions, agreements or understandings on behalf of the Company or any of its affiliates with any person or entity.

(c) Executive hereby reaffirms his obligations pursuant to Section 5(c) of the Employment Agreement with respect to Confidential Information, as defined therein. Section 5(c) of the Employment Agreement is hereby incorporated into this Transition Agreement by this reference, so that a breach by Executive of said Section 5(c) shall also constitute a breach of this Transition Agreement.

(d) Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act of 2016, Executive is hereby notified that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

9. Taxes. The parties acknowledge and agree that: the form and timing of the Transition Agreement Payments and Benefits to be provided pursuant to this Agreement are intended to be exempt from or to comply with requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereunder (“Section 409A”), including the requirement for a six-month suspension on payments to “specified employees” as defined in Section 409A that are not otherwise permitted to be paid within the six-month suspension period. Notwithstanding the foregoing, it is also agreed that Executive has had the opportunity to seek the advice of independent tax counsel with respect to the potential application of Section 409A to the Transition Agreement, and is not relying upon the advice of the Company or any person affiliated with the Company with respect thereto. In no event shall the Company or any person affiliated with the Company have any liability to Executive with respect to any adverse tax consequences, under Section 409A or otherwise, related to the payment of the Transition Agreement payments and benefits.

10. Release and Covenant Not to Sue.

(a) Executive agrees that, in consideration of this Transition Agreement, Executive hereby waives, releases and forever discharges, to the extent permitted by applicable law, any and all claims, complaints, promises, agreements, controversies, liens, demands, actions, causes of action, obligations, suits, disputes, judgments, rights, debts, bonds, bills, covenants, contracts, variances, trespasses, executions, damages and liabilities of any nature whatsoever (collectively “Claims”) which Executive ever had, now has or may have against the (i) Company, (ii) the Company’s past, present and future subsidiaries, affiliates and shareholders, and (iii) the past, present and future shareholders, members, directors, officers, agents, employees, attorneys, insurers, predecessors, various benefits committees, successors and assigns, heirs, executors and personal and legal representatives of the Company and the Company’s past, present and future subsidiaries, affiliates and shareholders ((i), (ii) and (iii), collectively, the “Released Parties”), based on or relating to any act, event or omission occurring before Executive executes this Transition Agreement arising out of, during or relating to Executive’s employment or services with the Company or the cessation of such employment or services, except for claims relating to the enforcement of the Company’s obligations under this Transition Agreement or as provided below. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, retaliation, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866 and 1871, the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 41001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, 29 U.S.C. §2601 et. seq., the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code; any contract of employment, express or implied; and any provision of any other law, common or statutory, of the United States, New York, or any applicable state. For the purpose of implementing a full and complete release, Executive understands and agrees that this Transition Agreement is intended to waive and release all claims, if any, which Executive may have and which Executive may not now know or suspect to exist in Executive’s favor against any of the Released Parties and this Transition Agreement extinguishes those claims.

Without limiting the generality of the foregoing, Executive expressly waives any and all rights under California Civil Code § 1542 which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(b) By signing this Transition Agreement, Executive represents that Executive has not and will not in the future commence any action or proceeding arising out of the Claims described in Section 10(a), and that Executive will not seek or be entitled to any award of legal or equitable relief in any such action or proceeding that may be commenced on Executive’s behalf. The provisions of this Section 10(b) constitute a “covenant not to sue.” A “covenant not to sue” is a legal term which means Executive promises not to file a lawsuit in court. It is different from the Release of Claims contained in Section 10(a) above. Besides waiving and releasing Claims covered by Section 10(a), Executive further agrees never to sue any Released Party in any forum for any reason covered by the release of Claims. Notwithstanding this covenant not to sue, Executive may bring a Claim against the Company to enforce this Transition Agreement or, to the extent permitted under the law, to challenge the validity of this Transition Agreement under the ADEA. If Executive sues a Released Party in violation of this Transition Agreement, Executive shall be liable to the Released Party for its reasonable attorneys’ fees and other litigation costs incurred in defending against Executive’s suit. Alternatively, if Executive sues a Released Party in violation of this Transition Agreement, the Company can require Executive to return all but One Thousand Dollars ($1,000.00) of the payment described in Section 2.

11. Release Exclusions/Additional Rights. Nothing in the Release above or any other part of this Transition Agreement shall: (i) affect any rights of defense or indemnification, or to be held harmless, or any coverage under directors and officers liability insurance or any other insurance or rights or claims of contribution or advancement of expenses that Executive has; (ii) waive any rights or claims that Executive may have to the extent that such rights or claims are based upon events occurring more than seven days after the date Executive executed this Agreement; (iii) waive, release or otherwise discharge any other claim or cause of action that cannot legally be waived; or (iv) interfere with Executive’s right to file a charge or cooperate with, provide information to, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, or any other federal or state regulatory or law enforcement agency. Executive nonetheless acknowledge and agree that any Claims for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred. Executive may, however, receive money from the Securities & Exchange Commission (“SEC”) as a reward for providing information to that agency.

12. Time to Consider, Consult With Counsel and Revoke.

(a) The Company is presenting Executive with this Transition Agreement on September 10, 2018 and Executive has until close of business on October 1, 2018 to consider it. Executive acknowledge that Executive has been given at least twenty-one (21) days to consider this Transition Agreement before signing it, and agrees that any changes made to the terms of this Transition Agreement shall not restart the twenty-one (21) day period.

(b) Executive acknowledges that Executive has been advised by the Company, in writing, to consult an attorney with respect to this Transition Agreement before signing it.

Executive has the right to revoke this Transition Agreement after signing it by written notice to the Company sent by reputable overnight courier or email not more than seven (7) days after the date of Executive’s execution of this Transition Agreement. Notice of revocation should be addressed to BioTime, Inc., 1010 Atlantic Avenue, Suite 102, Alameda, CA 94501, ATTN: General Counsel or if by email, addressed to legal@biotimeinc.com. If Executive chooses to revoke this Transition Agreement, it shall be null and void and without limiting the generality of the foregoing, Executive shall no longer be entitled to the pay and benefits under Section 2 or any other Section of this Transition Agreement other than the Accrued Benefits described in Section 3. Executive expressly acknowledges that the payments and benefits described in Section 2 represent amounts to which he has no legal entitlement unless he executes, and does not revoke, this Transition Agreement.

13. Enforcement. If any provision of this Transition Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Transition Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. In addition, Executive agrees that Executive’s knowing failure to return Company property that relates to the maintenance of security of the Company Entities and Persons shall entitle the Company to injunctive and other equitable relief.

14. No Admission. This Transition Agreement is not intended, and shall not be construed, as an admission that either Executive or the Company Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

15. Successors. This Transition Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

16. Resolution of Disputes; Choice of Law.

(a) This Transition Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to the principles of conflicts of law.

(b) All suits, actions or proceedings arising out of or relating to this Transition Agreement shall be brought in a state or federal court located in San Francisco County, California, which courts shall be the exclusive forum for all such suits, actions or proceedings. Executive and the Company hereby waive any objection which either of Executive may now or hereafter have to the laying of venue in any such court, including any claim based on the doctrine of forum non conveniens or any similar doctrine, for any such suit, action or proceeding. Executive and the Company each hereby irrevocably consent and submit to the jurisdiction of the federal and state courts located in San Francisco County, California for the purposes of any suit, action or proceeding arising out of relating to this Transition Agreement. If any action is necessary to enforce the terms of this Transition Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled

(c) EXECUTIVE AND THE COMPANY EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING UNDER THIS TRANSITION AGREEMENT or related in any way to Executive’s employment and/or to the termination of Executive’s employment AND AGREE THAT ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(d) Entire Agreement. Executive acknowledges that this Transition Agreement constitutes the complete understanding between the Company and Executive regarding its subject matter and supersedes any and all agreements, understandings, and discussions, whether written or oral, between Executive and any of the Company Entities and Persons. No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and Executive after the date of this Transition Agreement. This Transition Agreement shall be construed as though both parties had participated equally in its drafting, and shall not be construed against either party as the drafting party.

17. Effective Date. Executive may accept this Transition Agreement by signing it and returning it to BioTime, Inc., 1010 Atlantic Avenue, Suite 102, Alameda, CA 94501, ATTN: General Counsel or if by email, addressed to legal@biotimeinc.com, not later than the twenty-first (21st) day after the Transition Agreement is provided to Executive (which is close of business on October 1, 2018 as described in Section 12(a) above). The Effective Date of this Transition Agreement shall be the date after the 7-day revocation period expires. In the event Executive does not accept this Transition Agreement as set forth in this Section 17, this Transition Agreement, including but not limited to, the obligation of the Company hereunder to provide the payments and other benefits under this Transition Agreement, shall be deemed automatically null and void.

18. Headings. The headings used herein are for the convenience of reference only, do not constitute part of this Transition Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Transition Agreement.

19. Counterparts. This Transition Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to the Transition Agreement Follows]

IN WITNESS WHEREOF, the parties have executed this Transition Agreement as of the dates set forth below.

EXECUTIVE

	/s/ Aditya P. Mohanty	Date:	September 17, 2018
Aditya P. Mohanty

BIOTIME, INC.

By:	/s/ Alfred Kingsley	Date:	September 17, 2018
Alfred Kingsley
Chair of the Board of Directors

[Signature Page to the Transition Agreement]